Press Release

DATE:  Feb. 5, 2008

Golden West Brewing announces Launch of a new National Organic Beer Brand

Golden West Brewing Company, Inc. (OTCBB:GWBC) announced today its new division: BLUE MARBLE BREWING™, will launch an Organic Beer brand currently under development with a planned nationwide launch date of March 2008.

 The first release will be “Blue Marble Organic Pilsner™” which is a light bodied, all malt, Pilsner style beer with a crisp European hop finish, according to Mark Simpson, President of Golden West.  “We are in negotiations with a key nationwide retailer to create a nationwide platform for the selling and marketing of this exciting new brand. We have started full scale production at our Chico, California brewery and are working with an East Coast brewing partner to maximize product quality freshness on both coasts,” Simpson said.” The expanded production demands of this brand have allowed us to utilize excess capacity and will necessitate expansion at our Chico facility.”

The new brand is expected to complement Golden West’s award-winning Butte Creek brand of ales and lagers.  The Butte Creek brands appeal to purist, craft beer drinkers, while BLUE MARBLE BREWING has been designed to appeal to a broader audience of the fast-growing beer connoisseur marketplace and to draw mainstream beer drinkers info the craft sector.

 “We have filed our Federal Trademark application for BLUE MARBLE ORGANIC PILSNER and are working to complete inventory financing arrangements and distribution agreements for this new brand,” added CFO John Power.

Golden West also announced that its President Mark Simpson will be presenting at the RedChip Small-Cap Investor Conference on Thursday, February 7 at the Four Seasons Resort in Scottsdale, Arizona.

For more information contact:

Mark Simpson, 604-862-3420, marks@telus.net

About Golden West Brewing Company, Inc.

Golden West Brewing Company, Inc. was formed in 2003 and completed a small self-underwritten public offering in 2006.   Golden West through its wholly owned subsidiary, Golden West Brewing Company, acquired the assets and certain liabilities of Butte Creek Brewing Company of Chico, California in August 2005.  Founded in 1996, Butte Creek Brewing Company has pioneered the organic beer movement in the USA and is affectionately known as “The Official Beer of Planet Earth” ™

Safe Harbor

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such statement reflects the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those presented. A discussion of important factors that could cause actual results to differ from those presented is included in the Company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).